Exhibit 3.2
KfW By-Laws
as amended on 19 November 1968, taking account of the amendments of 13 April 1973, 2 April 1974, 28 November 1977, 17 November 1987, 16 May 1988, 5 May 1995, 3 May 1996, 23 January 1998, 13 November 1998, 26 October 2000, 10 May 2001, 2 May 2003, and 13 February 2008 as established by the Board of Supervisory Directors and approved by the Supervisory Authority pursuant to Article 8(2) of the Law concerning KfW.
1 BOARD OF MANAGING DIRECTORS
(1) The members of the Board of Managing Directors are appointed by the Board of Supervisory Directors upon recommendation by the Executive Committee for a maximum term of five years; each member may be reappointed or his or her term of office may be extended by up to five years; this requires another decision by the Board of Supervisory Directors which may be taken no sooner than one year prior to the termination of the current term of office. The Board of Supervisory Directors may revoke the appointment of a member of the Board of Managing Directors for good cause.
(2) The Board of Managing Directors (Article 6 of the Law) conducts the business and manages KfW’s assets in conformity with the Law, these By-Laws and any rules for the Board of Managing Directors that may be issued by the Board of Supervisory Directors. The Board of Managing Directors is accountable to the Board of Supervisory Directors for duly performing its duties and for implementing all decisions taken by the Board of Supervisory Directors.
(3) At regular intervals of no more than three months the Board of Managing Directors must report in writing to the Board of Supervisory Directors on the course of business and the financial position of KfW. Furthermore, the Board of Managing Directors must report to the Chairman or to the Deputy Chairman of the Board of Supervisory Directors in writing on any significant event; in urgent cases the report may by verbal but must be confirmed in writing without undue delay. The report must conform to the principles of conscientious and honest accountability.
(4) Decisions regarding important matters must be taken by a majority of the entire Board of Managing Directors; a tied vote is considered a rejection.
(5) The aggregate compensation of each member of the Board of Managing Directors must be in line with his or her responsibilities and the situation of KfW.
(6) The members of the Board of Managing Directors may not conduct any commercial business or carry out transactions within KfW’s line of business for their own account or for the account of a third party without the consent of the Board of Supervisory Directors. Nor may they be a member of the management board, a manager or a general partner of any other commercial company without the consent of the Board of Supervisory Directors.
(7) KfW may grant loans to members of the Board of Managing Directors only with the approval of the Board of Supervisory Directors. This does not apply to loans not exceeding one month’s salary.

2 LIMITATION OF THE MANAGERIAL AND ADMINISTRATIVE POWERS OF THE BOARD OF MANAGING DIRECTORS
(1) It is only with the prior consent of the Board of Supervisory Directors that the Board of Managing Directors may
1. issue debt securities (Article 4(1) of the Law);
2. take up loans in foreign countries (Article 4(1) of the Law);
3. provide direct financing in promotional areas specified in Article 2(1), No 1 (a) to (f), of the Law (Article 3(1), first sentence, second half sentence, of the Law);
4. provide indirect financing in promotional areas described in Article 2(1), No 1 (a) to (f), of the Law if this results in
(a) the total amount owed to KfW by one and the same ultimate borrower or by a credit institution exceeding the amount of fifty million euro, taking the amounts stated in (b) into consideration,
(b) the total amount owed to KfW and/or the participation of the ultimate equity investee or equity investor financed by KfW exceeding the amount of twelve million five hundred thousand euro, unless the Board of Supervisory Directors has issued other regulations to that effect; the issuance of a guarantee by KfW is also deemed to be equivalent to loan financing;
5. provide financing in promotional areas specified in Article 2(1), No 1 (g) to (i) and Nos 2 to 4, of the Law when
(a) the total amount owed to KfW by the borrower exceeds the amount of fifty million euro, taking the amounts stated in (b) into consideration,
(b) KfW’s participation in the equity investee exceeds the amount of twelve million five hundred thousand euro, unless the Board of Supervisory Directors has issued other regulations to that effect; the issuance of a guarantee by KfW is also deemed to be equivalent to loan financing;
6. provide short-term financing for projects in promotional areas specified in Article 2(1), No 1 (a) to (f), of the Law (Article 3(1), second sentence, second half-sentence, of the Law);
7. issue guarantees for short-term financing for projects in promotional areas specified in Article 2(1), No 1 (a) to (f), of the Law (Article 3(3) of the Law);
8. grant unsecured loans (Article 3(2), second sentence, of the Law);
9. issue unsecured guarantees (Article 3(3) of the Law);
10. conduct other business within the meaning of Article 2(3) of the Law; this does not apply to
(a) the investment of funds derived from borrowings or the proceeds of debt securities which are not immediately needed for granting loans, or to the investment of other available funds;
(b) the taking of time deposits insofar as this is needed for preliminary or interim financing;
(c) the purchase and sale of receivables and fixed-interest securities;
(d) the purchase and sale of KfW’s debt securities for the purpose of maintaining their market value;
(e) the purchase and sale of bills of exchange in connection with loan transactions;
(f) the maintaining of current accounts.
(2) In the cases listed in paragraph 1, Nos 3 to 9, the Credit Approval Committee (Article 9(3)), will decide instead of the Board of Supervisory Directors on financings not exceeding one hundred million euro, unless the latter reclaims its powers of approval (Article 7(6) of the Law).
(3) Should the need for a decision to be taken swiftly make it impossible to obtain prior approval in the cases referred to in paragraphs 1 and 2, subsequent authorisation by the Board of Supervisory Directors (paragraph 1) or the Credit Approval Committee (paragraph 2) must be obtained at the earliest opportunity.
(4) Once the Board of Supervisory Directors or the Credit Approval Committee has approved financing for a borrower or for an equity investee, the Board of Managing Directors need not obtain fresh approval before increasing such financing, provided that the approved line of financing is not exceeded by more than 25%, unless the amount by which the line of financing is to be increased exceeds fifty million euro.
(5) The provisions of paragraph 1, Nos 3 to 9, do not apply to financings granted for the account of a third party (Article 3(4) of the Law).
(6) Measures intended to be taken by the Board of Managing Directors in important administrative matters must be approved by the Executive Committee (Article 9 (2)); paragraph 3 applies mutatis mutandis. Important administrative matters within the meaning of this provision include in particular the acquisition and sale of real estate for KfW’s business purposes.
(7)(a) As of 1 January 2008 KfW may participate in the financing of export transactions on a syndicated basis pursuant to Article 2(1), No 4 (b)(aa), read in conjunction with Article 3(1), third sentence, of the Law on the request and under the lead of one or more credit institutions or financing institutions only if the following requirements are cumulatively fulfilled:
(aa) KfW’s financing conditions are not more favourable or less favourable for KfW than the conditions of the other members of the syndicate;
(bb) the request and/or lead management is not made or carried out by a promotional institution (Förderinstitut) or a financing institution in which KfW directly or indirectly
–	holds the majority of the subscribed capital or

–	holds the majority of the voting rights or

–	may appoint more than half the members of the enterprise’s administrative, management or supervisory body;
(cc) the share of the financing volume provided by promotional institutions does not exceed 50%, unless the other members of the syndicate agree, in individual cases, to authorise a larger share for the promotional institutions of no more than 75%.
(b) As of 1 January 2008 KfW may participate in other financings of export transactions on a syndicated basis pursuant to Article 2(1), No 4 (b)(aa), read in conjunction with Article 3(1), third sentence, of the Law, also on the initiative and/or under the lead of KfW, only if the following requirements are cumulatively fulfilled:
(aa) KfW cooperates with at least one other co-lead arranger that is neither a promotional institution nor a financing institution related to KfW as described in (a)(bb);
(bb) KfW’s financing conditions are not more favourable or less favourable for KfW than the conditions of the other members of the syndicate;
(cc) the share of the financing volume provided by KfW does not exceed 25%, unless the other members of the syndicate agree, in individual cases, to authorise a larger share for the participating promotional institutions of no more than 50%;
(dd) when entering into syndicated financings KfW agrees to be guided by the principle of cooperating with all credit institutions established in the European Union.
(8) Pursuant to Article 2(1), No 4 (b)(bb), read in conjunction with Article 3(1), third sentence, of the Law, after 1 January 2008 KfW may finance export transactions alone only if the project involves countries which do not have sufficient financing offers in accordance with the following criteria:

(a) the project involves a country in OECD country risk category 7, or
(b) the project involves a country in OECD country risk category 5 or 6 that is also in Part I of the list of the OECD Development Assistance Committee of countries receiving development assistance, the financing volume is below fifty million euro and the financing term exceeds four years.
2a BUSINESS WITH AFFILIATED ENTERPRISES
(1) KfW must receive remuneration in line with market conditions for refinancing funds, guarantees and other services which it provides in accordance with its legal powers for an enterprise in which it holds a share. Neither KfW nor the Federal Republic of Germany nor the German federal states (Länder) may assume institutional liability (Anstaltslast) or unlimited liability for the liabilities of the affiliated enterprise or issue a guarantee regarding its continuance.
(2) KfW must also remunerate the services of such enterprises in line with market conditions.
(3) The limitations do not apply to services related to the performance of promotional tasks as stated in Article 2(1), No 1, of the Law or of similar promotional tasks conferred on the enterprise by a law or on the basis of a law. Other statutory limitations remain unaffected.
3 REPRESENTATION OF KFW
(1) For declarations of intent to be made to KfW it is sufficient for them to be made to one member of the Board of Managing Directors (Article 6(4) of the Law).
(2) Declarations by KfW must generally be made in writing and are binding on KfW when they are made jointly either by two members of the Board of Managing Directors or by one member of the Board of Managing Directors together with an authorised representative (Article 6(3), second sentence, of the Law). In the case of written declarations the signatures of two members of the Board of Managing Directors or of one member of the Board of Managing Directors and an authorised representative must be added to the name of KfW. On specific instruction by the Board of Managing Directors
1. documents may also be signed with binding effect by two authorised representatives,
2. written declarations by KfW that are generated or transmitted with the aid of automatic equipment may be made with facsimile signatures or, if supported by a corresponding note, may be issued with binding effect with the names of two members of the Board of Managing Directors or authorised representatives added mechanically, and
3. declarations by KfW may also be made by two authorised representatives with binding effect by means of electronic transmission.
(3) Without prejudice to the official designation of the authorised representatives and subject to any internal limitations of their power of representation, the provisions of sections 49, 50, 52 and 54 of the German Commercial Code (Handelsgesetzbuch) concerning authorised signatories and authorised officers determine mutatis mutandis the scope of their power of representation.
(4) The names of the members of the Board of Managing Directors and of the authorised representatives whose power of representation equals that of an authorised signatory within the meaning of section 49 of the German Commercial Code (Handelsgesetzbuch) must be published in the Federal Gazette (Bundesanzeiger) without undue delay; the same applies to any change in the identity of the members of the Board of Managing Directors and of the authorised representatives concerned.
(5) The Board of Supervisory Directors represents KfW in legal transactions or legal disputes with the members of the Board of Managing Directors. Legal transactions with the Board of Managing Directors, in particular concerning the compensation paid to its members (Article 6(5) of the Law), are entered into by the Chairman on behalf of the Board of Supervisory Directors subject to the approval of the Executive Committee (Article 9(2)).
4 MEMBERSHIP OF THE BOARD OF SUPERVISORY DIRECTORS
(1) The term of office of the members of the Board of Supervisory Directors begins on 1 January.
(2) The Chairman of the Board of Supervisory Directors must notify the member concerned and the authorities authorised pursuant to Article 7(1) of the Law to appoint members of the Board of Supervisory Directors of the impending retirement from office of said member no later than 31 October of the relevant year.
(3) Should a member of the Board of Supervisory Directors retire prematurely from office, the member replacing him or her will be appointed for the remainder of the retiring member’s term of office.
(4) The members of the Board of Supervisory Directors are bound to maintain secrecy. They may not make unauthorised use of business secrets of which they become aware during the performance of their duties. This obligation continues to apply after their retirement from the Board of Supervisory Directors.
(5) The members of the Board of Supervisory Directors are paid an expense allowance, the amount of which is determined by the Supervisory Authority. In addition they are paid travel expenses and a daily allowance for attending meetings of the Board of Supervisory Directors, its committees and advisory councils.
(6) KfW may grant loans to members of the Board of Supervisory Directors only with the prior approval of the Board of Supervisory Directors.
5 DUTIES AND POWERS OF THE BOARD OF SUPERVISORY DIRECTORS
(1) It is the duty of the Board of Supervisory Directors to supervise the conduct of KfW’s business and the management of its assets on an ongoing basis (Article 7(5) of the Law). The members of the Board of Supervisory Directors are accountable to KfW for duly performing their duties.
(2) The Board of Supervisory Directors may at any time request the Board of Managing Directors to report on KfW’s affairs. An individual member may also request such a report but may only present his or her request to the Board of Supervisory Directors; should the Board of Managing Directors decline to make such report, the report may be requested only if the request is supported by a second member of the Board of Supervisory Directors.

6 SPECIFIC POWERS OF THE BOARD OF SUPERVISORY DIRECTORS
Without prejudice to the powers arising from its general supervisory authority, the Board of Supervisory Directors is authorised to:
1. adopt amendments to the By-Laws (Article 8 of the Law);
2. issue rules for the conduct of its own business and for that of the committees and advisory councils provided for in Article 9;
3. appoint and dismiss members of the Board of Managing Directors;
4. issue guidelines for KfW’s loan business;
5. allocate, with a view to performing the functions listed in Article 2(1) and (2) of the Law, the funds available insofar as this appears feasible with regard to their volume and provided that they have not been earmarked for other purposes;
6. approve measures to be taken by the Board of Managing Directors pursuant to Article 2(1), (2), (4) and (6);
7. issue general or specific instructions to the Board of Managing Directors (Article 7(5), second sentence, of the Law);
8. approve the Annual Report (Article 9 of the Law);
9. select the auditor (auditing firm) to be proposed to the Supervisory Authority (Article 9(1) of the Law);
10. designate the journals apart from the Federal Gazette (Bundesanzeiger) suitable for the publication of announcements by KfW.
7 MEETINGS OF THE BOARD OF SUPERVISORY DIRECTORS
(1) The Board of Supervisory Directors meets as often as required by the state of business at a location to be designated when the meeting is convened. A meeting must be convened once each calendar half-year.
(2) The meetings are convened by the Chairman or, if he is unable to do so, by the Deputy Chairman; the Chairman or the Deputy Chairman may instruct the Board of Managing Directors to convene the meeting.
(3) A meeting must be convened whenever requested by at least eight members of the Board of Supervisory Directors or by the Board of Managing Directors, stating the matter for discussion, or if required by the Supervisory Authority.
(4) As a rule a meeting is convened by registered letter, which must include the agenda if possible. There must be a period of at least six days between the invitation and the date of the meeting; this requirement is deemed to have been observed if the letter of invitation has been posted no later than on the sixth day prior to the meeting.
(5) The members of the Board of Managing Directors attend the meetings of the Board of Supervisory Directors in an advisory capacity. The Board of Supervisory Directors may decide to call in experts and consultants.
8 DECISIONS OF THE BOARD OF SUPERVISORY DIRECTORS
(1) The Board of Supervisory Directors has a quorum if at least half its members are present or, insofar as is permissible (Article 7(1), No 2, of the Law), are represented. Unless otherwise stipulated in the Law or the By-Laws, the Board of Supervisory Directors takes its decisions by a simple majority of the votes cast; in case of a tie the Chairman has the casting vote (Article 7(4), first and second sentences, of the Law).
(2) In urgent cases decisions may be taken by postal or telegraphic vote. They are deemed to have been taken as soon as KfW has received affirmative statements in writing or by telegram from at least half the members or, insofar as is permissible (Article 7(1), No 2, of the Law), from their deputies. If according to the Law or the By-Laws a majority of more than half the votes cast is required for the decision in question to be taken (Article 8(2) of the Law), such decision will be deemed to have been taken as soon as the required number of members or, insofar as is permissible (Article 7(1), No 2, of the Law), their deputies have given their approval in writing or by telegram to the decision in question.
(3) Written invitations to vote must be sent by registered post; invitations to vote that are sent by telegraph must be confirmed by registered post without undue delay.
(4) The results of votes sent by post or telegraph must be announced at the next meeting of the Board of Supervisory Directors.
(5) Minutes must be taken of each meeting of the Board of Supervisory Directors and signed by the Chairman or the Deputy Chairman.
(6) All binding declarations made by the Board of Supervisory Directors within the scope of its powers must be made in writing; they must be signed by the Chairman of the Board of Supervisory Directors or, if he is unable to do so, by the Deputy Chairman.
9 ESTABLISHMENT OF COMMITTEES AND ADVISORY COUNCILS
(1) For the purpose of carrying out the duties assigned to it the Board of Supervisory Directors may establish and dissolve committees from among its members and designate their chairmen and deputy chairmen; it may also authorise such committees to take final decisions on its behalf (Article 7(6) of the Law). Such committees have a quorum whenever at least half their members are present in addition to the chairman or deputy chairman. Deputies for the members of the committees are appointed as required.
(2) An Executive Committee is established to deal with legal and administrative matters as well as fundamental business and corporate issues. The Executive Committee is authorised to deal with urgent matters (take urgent decisions) pursuant to Article 9(1), first sentence. The Chairman of the Board of Supervisory Directors decides whether a matter is urgent; he informs the members of the Board of Supervisory Directors without delay about the urgent decisions taken. The Executive Committee comprises seven members: the Federal Minister of Finance, the Federal Minister of Economics and Technology, one member appointed pursuant to Article 7(1), No 3, of the Law, one member appointed pursuant to Article 7(1), No 4, of the Law, one member appointed pursuant to Article 7(1), No 5, of the Law, one member appointed pursuant to Article 7(1), No 6, of the Law and one member appointed pursuant to Article 7(1), No 7, of the Law. Deputies are appointed for the members appointed pursuant to Article 7(1), Nos 3 to 7, of the Law. The Chairman of the Board of Supervisory Directors chairs the Executive Committee. The Deputy Chairman of the Executive Committee is the Deputy Chairman of the Board of Supervisory Directors. Decisions taken by this Committee pursuant to the second sentence above, Article 1(1) and Article 3(5) require a majority of two-thirds of the members entitled to vote.

(3) A Credit Approval Committee is established to deal with credit matters; it comprises the Federal Minister of Finance, the Federal Minister of Economics and Technology and eleven other members, two of whom are members appointed pursuant to Article 7(1), No 2, of the Law, one is a member appointed pursuant to Article 7(1), No 3, of the Law, and one is a member appointed pursuant to Article 7(1), No 4, of the Law. The Chairman of the Board of Supervisory Directors chairs the Credit Approval Committee. The Deputy Chairman is the Deputy Chairman of the Board of Supervisory Directors. If both the Chairman and the Deputy Chairman of the Board of Supervisory Directors are unable to chair a particular meeting, the Credit Approval Committee may elect another member of the committee to act as chairman for that meeting; in such a case the Credit Approval Committee, notwithstanding paragraph 1 above, has a quorum if at least half the committee members are present in addition to the elected chairman. Deputies are appointed for the members appointed pursuant to Article 7(1), Nos 3 to 7, of the Law.
(4) An Audit Committee is established to prepare matters relating to accounting and risk management. It comprises the Federal Minister of Finance, the Federal Minister of Economics and Technology, one member appointed pursuant to Article 7(1), No 3, of the Law, two members appointed pursuant to Article 7(1), No 4, of the Law and three members appointed pursuant to Article 7(1), No 5, of the Law. Deputies are appointed for the members appointed pursuant to Article 7(1), Nos 3 to 5, of the Law. The Committee is chaired by a member appointed pursuant to Article 7(1), No 5, of the Law. The Deputy Chairman of the Committee is the Chairman of the Board of Supervisory Directors.
(5) Should additional committees be set up, they must include two members appointed pursuant to Article 7(1), No 2, of the Law.
(6) Article 8(5) and (6) apply mutatis mutandis to the preparation of minutes and the issuance of binding declarations.
(7) For the purpose of consultation, the Board of Supervisory Directors is authorised to appoint, as needed, advisory councils composed of experts who need not be members of the Board of Supervisory Directors.
(8) The Board of Supervisory Directors must be informed of the principal results of any committee and advisory council meetings at its first meeting subsequent to any such meetings.
10 LOAN CONDITIONS
KfW may determine the conditions under which intermediary credit institutions pass loans on to borrowers; in particular it may stipulate that the loan funds be disbursed only in accordance with the progress of the project financed with such a loan.
11 REDEMPTION OF DEBT SECURITIES
Debt securities issued by KfW may be withdrawn from circulation by repurchasing or calling them; the debt securities to be redeemed by calling must be determined by lot.
12 ISSUANCE OF GUARANTEES
(1) Pursuant to Article 2(1) of the Law, KfW may also issue guarantees or similar commitments for portfolios of loan obligations.

(2) Guarantees may also be issued for loans taken out abroad in either domestic or foreign currencies.
(3) Guarantees are restricted to the amount that, without KfW’s guarantee, may not be granted pursuant to the laws, statutes or other regulations applicable to the lender.
Only the original German text version of these By-Laws is legally binding.